   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 2001
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          HCC INSURANCE HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

                          DELAWARE                                                    76-0336636
      (State or other jurisdiction of incorporation or                   (I.R.S. Employer Identification No.)
                        organization)

                  13403 NORTHWEST FREEWAY                                           STEPHEN L. WAY
                 HOUSTON, TEXAS 77040-6094                                     13403 NORTHWEST FREEWAY
                       (713) 690-7300                                         HOUSTON, TEXAS 77040-6094
    (Address, including zip code, and telephone number,                             (713) 690-7300
  including area code, of Registrant's principal executive     (Name, address including zip code, and telephone number,
                          offices)                                    including area code, of agent for service)

                                   COPIES TO:

                   ARTHUR S. BERNER, ESQ.                                    CHRISTOPHER L. MARTIN, ESQ.
                   HAYNES AND BOONE, LLP                             EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
             1000 LOUISIANA STREET, SUITE 4300                               HCC INSURANCE HOLDINGS, INC.
                 HOUSTON, TEXAS 77002-5012                                     13403 NORTHWEST FREEWAY
                       (713) 547-2526                                         HOUSTON, TEXAS 77040-6094
                                                                                    (713) 690-7300

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective, as determined by the applicable Registrant.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    PROPOSED MAXIMUM
                TITLE OF EACH CLASS OF                       AMOUNT TO BE          AGGREGATE OFFERING           AMOUNT OF
             SECURITIES TO BE REGISTERED                    REGISTERED(1)        PRICE PER SHARE(2)(3)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Primary Offering:
  Common Stock of HCC Insurance Holdings, Inc. (par
    value $1.00 per share)............................
---------------------------------------------------------------------------------------------------------------------------------
  Senior Debt Securities of HCC Insurance Holdings,
    Inc. .............................................
---------------------------------------------------------------------------------------------------------------------------------
  Subordinated Debt Securities of HCC Insurance
    Holdings, Inc. ...................................
---------------------------------------------------------------------------------------------------------------------------------
  Warrants of HCC Insurance Holdings, Inc. ...........
---------------------------------------------------------------------------------------------------------------------------------
  Total...............................................       $322,500,000             $322,500,000              $77,077.50
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) An indeterminate number of shares of common stock and warrants of HCC Insurance Holdings, Inc., an indeterminate principal amount of senior and subordinated debt securities of HCC Insurance Holdings, Inc. and junior subordinated debt securities of HCC Insurance Holdings, Inc. as may from time to time be issued at indeterminate prices, with an aggregate offering price not to exceed $322,500,000. If any Debt Securities are issued at an original issue discount, then the securities registered shall include such additional Debt Securities as may be necessary such that the aggregate public offering price of all securities pursuant to this Registration Statement will equal $322,500,000. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered under this Registration Statement.
(2) Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price.
(3) Excludes an indeterminate number of shares of common stock and warrants of HCC Insurance Holdings, Inc., an indeterminate principal amount of senior and subordinated debt securities of HCC Insurance Holdings, Inc., and junior subordinated debt securities of HCC Insurance Holdings, Inc. as may from time to time be issued at indeterminate prices, with an aggregate offering price not to exceed $427,500,000, which securities were previously registered on Form S-3 (File No. 333-58350) and which are covered by the prospectus included in this Registration Statement pursuant to Rule 429. The Company previously paid aggregate filing fees of $106,875 in respect of these previously registered securities.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO $427,500,000 OF UNSOLD SECURITIES REGISTERED UNDER REGISTRATION STATEMENT NO. 333-58350 IN RESPECT OF WHICH AN AGGREGATE REGISTRATION FEE OF $106,875 WAS PAID ON APRIL 5, 2001 AND JULY 9, 2001.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED DECEMBER 31, 2001

PROSPECTUS

                                                                          (LOGO)

                          HCC INSURANCE HOLDINGS, INC.
                                  COMMON STOCK
                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                    WARRANTS
                             ---------------------

     We may offer from time to time up to $750,000,000 of any combination of the securities described in this prospectus. We will not offer or sell any securities under this prospectus unless accompanied by a prospectus supplement.

     We may offer and sell, from time to time:

     - debt securities;

     - shares of our common stock; and

     - warrants to purchase our debt securities or our common stock.

     The common stock offered in this prospectus may, subject to certain conditions, also be offered and sold from time to time under this prospectus by certain of our current shareholders. See "Selling Shareholders" and "Plan of Distribution" for information about the sale of our common stock by selling shareholders.

     We and the selling shareholders, if any, will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in these securities.

     We and the selling shareholders, if any, may sell the securities directly, or through agents designated from time to time, or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities, their names and any applicable commissions or discounts will be set forth in a prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

     Our common stock is listed on the NYSE under the Symbol "HCC." The last reported sale price on December 28, 2001 was $27.20 per share.

                             ---------------------

     INVESTMENT IN THESE SECURITIES INVOLVES RISK.   SEE THE RISK FACTORS
SECTION BEGINNING ON PAGE 6.
                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OF THIS PROSPECTUS OR WHETHER IT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this prospectus is           , 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    2
The Company.................................................    3
Risk Factors................................................    6
Use of Proceeds.............................................   11
Ratio of Earnings to Fixed Charges..........................   11
Description of Our Common Stock.............................   11
Description of Senior Debt Securities and Subordinated Debt
  Securities................................................   13
Description of Warrants.....................................   19
Selling Shareholders........................................   20
Plan of Distribution........................................   21
Certain Legal Matters.......................................   21
Experts.....................................................   22
About Forward-Looking Statements............................   22
Where You Can Find More Information.........................   22

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total offering price of up to $750,000,000. The common stock offered in this prospectus may, subject to certain conditions, also be offered and sold from time to time under this prospectus by certain of our current shareholders. This prospectus provides you with a general description of securities we or a selling shareholder may offer. Each time we or a selling shareholder use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus, any prospectus supplement and the documents incorporated by reference in the prospectus together with the additional information described under "Where You Can Find More Information" and "Risk Factors" before you make an investment decision.

     You should rely only on the information contained in this prospectus and the applicable prospectus supplement. Neither we nor any selling shareholder, if any, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling shareholder, if any, are making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, together with the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. The information included in any prospectus supplement is accurate only as of the date of that prospectus supplement. Our business, financial condition, results of operations and prospects may change after the date on the front cover of this prospectus.

                                  THE COMPANY

     As used in this prospectus, unless otherwise required by the context, the terms "we," "us," "our" and the "Company" refer to HCC Insurance Holdings, Inc. and its consolidated subsidiaries, and the term "HCC" refers only to HCC Insurance Holdings, Inc.

OVERVIEW

     We provide property and casualty insurance and accident and health insurance coverages, underwriting agency and intermediary services, and other insurance related services both to commercial customers and individuals. We concentrate our activities in selected narrowly defined lines of business. We operate primarily in the United States and the United Kingdom, although some of our operations have a broader international scope. We underwrite insurance both on a direct basis, where we insure a risk in exchange for a premium, and on a reinsurance basis, where we insure all or a portion of another insurance company's risk in exchange for all or a portion of the premium. We market our insurance products both directly to customers and through a network of independent or affiliated agents and brokers.

     Our insurance companies are risk-bearing and focus their underwriting activities on providing insurance and/or reinsurance in the following lines of business:

     - contingency;

     - disability;

     - energy;

     - errors and omissions;

     - general aviation;

     - kidnap and ransom;

     - life, accident and health;

     - marine;

     - medical stop-loss;

     - professional liability; and

     - property.

     In the United States, Avemco Insurance Company, U.S. Specialty Insurance Company and HCC Life Insurance Company operate on an admitted, or licensed, basis. Houston Casualty Company operates on a surplus lines basis as a non-admitted, or unlicensed, insurer offering insurance coverage not otherwise available from an admitted insurer in the relevant state.

     Our underwriting agencies underwrite on behalf of our insurance companies and other insurance companies. They receive fees for these services and do not bear any of the insurance risk of the companies for which they underwrite. Our underwriting agencies generate revenues based entirely on management fees and profit commissions and specialize in contingency, disability, kidnap and ransom, medical stop-loss, and professional liability insurance and a variety of accident and health related insurance and reinsurance products. Our medical stop-loss insurance provides coverages to companies, associations and public entities that elect to self-insure their employee's medical coverage for losses within specified levels, allowing them to manage the risk of excessive health insurance exposure by limiting aggregate and specific losses to a predetermined amount.

     We have recently consolidated the operations of certain of our agencies with certain of our insurance companies to improve operational efficiencies. The operations of HCC Aviation Insurance Group, Inc., and our occupational accident and workers' compensation underwriting agency, HCC Employer Services, Inc., were consolidated into those of our licensed property and casualty insurance company, U.S. Specialty

Insurance Company, and the operations of our London-based accident and health underwriting agency, LDG Re (London), Ltd., were consolidated with those of the London branch of our largest property and casualty insurance company, Houston Casualty Company. We expect to continue consolidating certain agency operations in the future.

     Our intermediaries provide insurance and reinsurance brokerage services for our insurance companies and our clients, and receive fees for their services. Our intermediaries do not bear any of the insurance risks of the companies on behalf of which they act. They earn commission income and to a lesser extent fees for certain services, generally paid by the insurance and reinsurance companies with whom the business is placed. These operations consist of:

     - consulting on risks by providing information to clients about insurance coverage;

     - marketing risks by providing information and assistance on pricing a particular insurance risk;

     - placing risks by negotiating with insurers and reinsurers to accept an insurance risk; and

     - servicing risks by facilitating the collection of premiums and resolution of claims on behalf of our insurance clients.

     Our intermediaries specialize in developing and marketing employee benefit plans on a retail basis and in placing reinsurance for both accident and health, and property and casualty lines of business.

     We are a Delaware corporation. Our principal executive offices are located at 13403 Northwest Freeway, Houston, Texas 77040 and our telephone number is
(713) 690-7300. We maintain a World Wide Web-site at www.hcch.com. The reference to our World Wide Web address does not constitute the incorporation by reference of the information contained at this site in this prospectus supplement or the accompanying prospectus.

OUR STRATEGY

     Our business philosophy as an insurer is to maximize underwriting profits while limiting risk in order to preserve shareholders' equity and maximize earnings. We concentrate our insurance writings in selected, narrowly defined lines of business where we believe we can achieve an underwriting profit. We focus on lines of business that have relatively short lead times between the occurrence of an insured event and the reporting of claims. We market our insurance products both directly to customers and through independent or affiliated agents and brokers.

     The property and casualty insurance industry and individual lines of business within the industry are cyclical in that there are times when a large number of companies offer insurance on certain lines of business, and the premiums tend to go down, and other times where insurance companies decide to limit their writings in certain lines of business or suffer from excessive losses, which tends to increase the premiums for those companies that continue to write insurance in those lines of business. In our insurance company operations, we believe our operational flexibility, which permits us to shift the focus of our insurance underwriting activity among our various lines of business and also to shift the emphasis from our insurance risk-bearing business to our non-insurance fee-based business, as well as our experienced underwriting personnel and access to, and expertise in, the reinsurance marketplace allow us to implement a strategy of emphasizing more profitable lines of business during periods of increased premium rates and de-emphasizing less profitable lines of business during periods of severe competition. In addition, we believe that our underwriting agencies and intermediary subsidiaries complement our insurance underwriting activities. Our ability to utilize affiliated insurers, underwriting agencies and intermediaries permits us to retain a greater portion of the gross revenue derived from written premium.

     We purchase reinsurance by transferring part of the risk we have assumed through the process of ceding this risk to a reinsurance company in exchange for part of the premium we receive in connection with the risk. We purchase reinsurance to limit the net loss from both individual and catastrophic risks to our insurance companies. The amount of reinsurance we purchase varies by, among other things, the particular risks inherent in the policies underwritten, the pricing of reinsurance and the competitive conditions within the relevant line of business.

     In 2000 and 2001, due to a hardening of the respective markets, premium rates in the accident and health, energy, general aviation and medical stop-loss lines of business increased. We anticipate continued improvements in these markets and in all of our lines of business during 2002 as a result of the effects from the September 11, 2001 terrorist attacks in the United States on the insurance industry and other market conditions and market forces. In response to these changing market conditions, we plan to continue to expand the underwriting activities in our insurance company operations.

     We also acquire or make strategic investments in companies that present an opportunity for future profits or for enhancement of our business. We expect to continue to seek to acquire complementary businesses with established management and established reputations in the insurance industry. We believe that we can enhance acquired businesses through the synergies created by our underwriting capabilities and our other operations. However, our business plan is shaped by our underlying business philosophy, which is to maximize underwriting profit, while preserving shareholders' equity. As a result, our primary objective is to increase net earnings rather than market share or gross written premium.

     In our ongoing operations, we will continue to:

     - emphasize the underwriting of lines of business in which premium rates, the availability and cost of reinsurance, and market conditions warrant;

     - limit our net loss exposure to our insurance company subsidiaries from a catastrophe loss through the use of reinsurance; and

     - review the potential acquisition of specialty insurance operations and other strategic investments.

                                  RISK FACTORS

     Investing in our securities will provide you with an interest in, or obligation of, our Company. As an investor, you will be subject to risks inherent in our businesses. The performance of your investment in our Company will reflect the performance of our business relative to, among other things, general economic and industry conditions, market conditions and competition. The value of your investment may increase or it may decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus or information incorporated by reference before deciding to make any investment in our Company.

IF WE CANNOT OBTAIN ADEQUATE REINSURANCE PROTECTION FOR THE RISKS WE HAVE UNDERWRITTEN, WE WILL EITHER BE EXPOSED TO GREATER LOSSES FROM THESE RISKS OR WE WILL REDUCE THE LEVEL OF BUSINESS WE UNDERWRITE, WHICH WILL REDUCE OUR REVENUES.

     We purchase reinsurance for significant amounts of risk underwritten by our insurance company subsidiaries, especially catastrophe risks. We also purchase reinsurance on risks underwritten by others which we reinsure through a retrocession agreement. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase, which may affect the level of our business and profitability. For instance, the natural attrition of reinsurers who exit lines of business, or who curtail their writings, for economic or other reasons, reduces the capacity of the reinsurance market, causing rates to rise. In addition, the historical results of reinsurance programs and the availability of capital also affect the availability of reinsurance. Our reinsurance facilities are generally subject to annual renewal. We cannot assure you that we can maintain our current reinsurance facilities or that we can obtain other reinsurance facilities in adequate amounts and at favorable rates. Further, we cannot determine at this time what the present and longer term effects of the September 11, 2001 attacks will have on the reinsurance market in general and on our ability to obtain reinsurance in adequate amounts and at favorable rates in particular. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we would have to reduce the level of our underwriting commitments, especially catastrophe exposed risks. Either of these potential developments could have a material adverse effect on our business. The lack of available reinsurance may also adversely affect our ability to generate fee and commission income in our underwriting agency and reinsurance intermediary operations. A reinsurance intermediary structures and arranges reinsurance between insurers seeking to cede insurance risks and reinsurers willing to assume such risks.

IF THE COMPANIES THAT PROVIDE OUR REINSURANCE DO NOT PAY ALL OF OUR CLAIMS, WE COULD INCUR SEVERE LOSSES.

     We purchase reinsurance by transferring, or ceding, part of the risk we have assumed to a reinsurance company in exchange for part of the premium we receive in connection with the risk. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve us, the reinsured, of our liability to our policyholders. Accordingly, we bear credit risk with respect to our reinsurers. We cannot assure you that our reinsurers will pay all of our reinsurance claims, or that they will pay our claims on a timely basis.

     It is presently unclear what effect the attacks of September 11, 2001 will ultimately have on the financial position of our reinsureres. At present, we can neither determine the extent to which we will be liable, as a result of the terrorist attacks of September 11, for risks we have ceded to reinsurers, nor can we determine the extent to which our credit risk with respect to our reinsurers may have increased because the reinsurers are in a weakened financial position as a result of the September 11 attacks. If we become liable for risks we have ceded with respect to the September 11 attacks or if our reinsurers cease to meet their obligations to us, whether because they are in a weakened position as a result of the September 11 attacks or otherwise, our results of operations and financial position could be materially adversely affected.

IF WE ARE UNSUCCESSFUL IN COMPETING AGAINST LARGER OR MORE WELL-ESTABLISHED BUSINESS RIVALS, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION WILL BE ADVERSELY AFFECTED.

     In our specialty insurance operations, we compete in narrowly-defined niche classes of business such as the insurance of private aircraft (general aviation), and employer sponsored, self-insured medical plans (medical stop-loss), as distinguished from such general lines of business as automobile or homeowners insurance. We compete with a large number of other companies in our selected lines of business, including: American International Group and U.S. Aviation Insurance Group (a subsidiary of Berkshire Hathaway, Inc.) in our aviation line of business; SAFECO Corporation and Hartford Life, Inc. in our medical stop-loss line of business; and Underwriters at Lloyd's, ACE Limited and XL Capital Ltd. in our accident and health line of business. We face competition both from specialty insurance companies, underwriting agencies and intermediaries as well as from diversified financial services companies that are significantly larger than we are and that have significantly greater financial, marketing and other resources than we do. Some of these competitors also have longer experience and more market recognition than we do. In addition to competition in the operation of our business, we face competition from a variety of sources in attracting and retaining qualified employees.

     We cannot assure you that we will maintain our current competitive position in the markets in which we operate, or that we will be able to expand our operations into new markets. If we fail to do so, our business could be materially adversely affected.

BECAUSE WE ARE A PROPERTY AND CASUALTY INSURER, UNFORESEEN CATASTROPHIC LOSSES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS, LIQUIDITY AND FINANCIAL CONDITION.

     Property and casualty insurers are subject to claims arising out of catastrophes that may have a significant effect on their results of operations, liquidity and financial condition. Catastrophe losses have had a significant impact on our results. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires and may include man-made events, such as the September 11, 2001 terrorist attacks on the World Trade Center. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes, earthquakes and terrorist attacks may produce significant damage in large, heavily populated areas. Catastrophes can cause losses in a variety of our property and casualty lines, and most of our past catastrophe-related claims have resulted from hurricanes and earthquakes; however, as a result of the September 11, 2001 terrorist attacks, we experienced the largest single loss to our insurance company operations in our history. Insurance companies are not permitted to reserve for a catastrophe until it has occurred. In 2002, we expect that approximately 10% of our current business may be affected by catastrophes. It is therefore possible that a catastrophic event or multiple catastrophic events could have material adverse effect upon our results of operations, liquidity and financial condition.

BECAUSE WE OPERATE INTERNATIONALLY, FLUCTUATIONS IN CURRENCY EXCHANGE RATES MAY AFFECT OUR RECEIVABLE AND PAYABLE BALANCES AND OUR RESERVES, WHICH MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     We underwrite insurance coverages which are denominated in a number of foreign currencies, and we establish and maintain our loss reserves with respect to these policies in their respective currencies. Our net earnings could be adversely affected by exchange rate fluctuations, which would adversely affect receivable and payable balances and reserves. Our principal area of exposure relates to fluctuations in exchange rates between the major European currencies (particularly the British pound sterling) and the U.S. dollar. Consequently, a change in the exchange rate between the U.S. dollar and the British pound sterling could have an adverse effect on our net earnings.

     On a limited basis, we enter into foreign currency forward contracts as a hedge against foreign currency fluctuations. The foreign currency forward contracts are used to convert currency at a known rate in an amount that approximates average monthly expenses. Thus, the effect of these transactions is to limit the foreign currency exchange risk of the recurring monthly expenses. We use these foreign currency forward contracts strictly as a hedge against existing exposure to foreign currency fluctuations rather than as a form of speculative or trading investment.

IF WE FAIL TO COMPLY WITH EXTENSIVE STATE, FEDERAL AND FOREIGN REGULATIONS, WE WILL BE SUBJECT TO PENALTIES, WHICH MAY INCLUDE FINES AND SUSPENSION AND WHICH MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     We are subject to extensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. This regulation, generally administered by a department of insurance in each state in which we do business, relates to, among other things:

     - approval of policy forms and premium rates;

     - standards of solvency, including risk-based capital measurements (which is a measure developed by the National Association of Insurance Commissioners and used by state insurance regulators to identify insurance companies that potentially are inadequately capitalized);

     - licensing of insurers and their agents;

     - restrictions on the nature, quality and concentration of investments;

     - restrictions on the ability of our insurance company subsidiaries to pay dividends to us;

     - restrictions on transactions between insurance company subsidiaries and their affiliates;

     - restrictions on the size of risks insurable under a single policy;

     - requiring deposits for the benefit of policyholders;

     - requiring certain methods of accounting;

     - periodic examinations of our operations and finances;

     - prescribing the form and content of records of financial condition required to be filed; and

     - requiring reserves for unearned premium, losses and other purposes.

     State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters.

     Recently adopted federal financial services modernization legislation is expected to lead to additional federal regulation of the insurance industry in the coming years. Also, foreign governments regulate our international operations. Our business depends on compliance with applicable laws and regulations and our ability to maintain valid licenses and approvals for our operations.

     Some regulatory authorities have relatively broad discretion to grant, renew, or revoke licenses and approvals. Regulatory authorities may deny or revoke licenses for various reasons, including the violation of regulations. In some instances, we follow practices based on our interpretations of regulations, or those that we believe may be generally followed by the industry, which may be different from the requirements or interpretations of regulatory authorities. If we do not have the requisite licenses and approvals and do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. That type of action could have a material adverse effect on our business. Also, changes in the level of regulation of the insurance industry (whether federal, state or foreign), or changes in laws or regulations themselves or interpretations by regulatory authorities, could have a material adverse effect on our business.

IF THE RATING AGENCIES DOWNGRADE OUR COMPANY OR OUR INSURANCE COMPANIES, OUR RESULTS OF OPERATIONS AND COMPETITIVE POSITION IN THE INDUSTRY MAY SUFFER.

     Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Our insurance companies are rated by A.M. Best Company and Standard & Poor's Corporation. A.M. Best and Standard & Poor's ratings reflect their opinions of an insurance company's and insurance holding company's financial strength, operating performance, strategic position, and ability to meet its obligations to policyholders, and are not evaluations directed to investors. Our ratings are subject to periodic review by A.M. Best and Standard & Poor's and the continued retention of those ratings cannot be assured. If our ratings are reduced from their current levels by A.M. Best and/or Standard & Poor's, our results of operations could be adversely affected.

OUR LOSS RESERVES ARE BASED ON AN ESTIMATE OF OUR FUTURE LIABILITY. IF ACTUAL CLAIMS PROVE TO BE GREATER THAN OUR RESERVES, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED.

     We maintain loss reserves to cover our estimated liability for unpaid losses and loss adjustment expenses, including legal and other fees as well as a portion of our general expenses, for reported and unreported claims incurred as of the end of each accounting period. Reserves do not represent an exact calculation of liability. Rather, reserves represent an estimate of what we expect the ultimate settlement and administration of claims will cost. These estimates, which generally involve actuarial projections, are based on our assessment of facts and circumstances then known, as well as estimates of future trends in claims severity, frequency, judicial theories of liability and other factors. These variables are affected by both internal and external events, such as changes in claims handling procedures, inflation, judicial trends and legislative changes. Many of these items are not directly quantifiable in advance. Additionally, there may be a significant reporting lag between the occurrence of the insured event and the time it is reported to us. The inherent uncertainties of estimating reserves are greater for certain types of liabilities, particularly those in which the various considerations affecting the type of claim are subject to change and in which long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually refined in a regular and ongoing process as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because setting reserves is inherently uncertain, there can be no assurance that current reserves will prove adequate in light of subsequent events.

     We have recently announced that we estimate our pre-tax gross loss related to the terrorist attacks of September 11, 2001 to be $141.0 million and our pre-tax net loss to be $35.0 million. We believe our estimates of gross and net losses to be reasonable, but they may be subject to adjustment as we receive additional information from our clients and producers. It is difficult to fully estimate our losses from the September 11, 2001 attacks given the uncertain nature of the damage theories related to insurance claims made in connection with the attacks.

WE INVEST A SIGNIFICANT AMOUNT OF OUR ASSETS IN FIXED INCOME SECURITIES THAT HAVE EXPERIENCED MARKET FLUCTUATIONS. FLUCTUATIONS IN THE FAIR MARKET VALUE OF FIXED INCOME SECURITIES MAY GREATLY REDUCE THE VALUE OF OUR INVESTMENT PORTFOLIO, AND AS A RESULT, OUR FINANCIAL CONDITION MAY SUFFER.

     As of September 30, 2001, $489.7 million of our $911.8 million investment portfolio was invested in fixed income securities. The fair market value of these fixed income securities and the investment income from these fixed income securities fluctuate depending on general economic and market conditions. With respect to our investments in fixed income securities, the fair market value of these investments generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed income securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk (such as mortgage-backed and other asset-backed securities) may differ from those anticipated at the time of investment as a result of interest rate fluctuations. An investment has prepayment risk when there is a risk that the timing of cash flows that result from the repayment of principal might occur earlier than anticipated because of declining interest rates or later than anticipated because of rising interest rates. Historically, the impact of market fluctuations has affected our financial statements. Because all of our fixed income securities are classified as available for sale, changes in the fair market value of our securities are reflected in our balance sheet. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations could adversely affect our generally accepted accounting principles, or GAAP, shareholders' equity, total comprehensive income and/or our cash flows. Historically, the impact of market fluctuations has affected our financial statements. Unrealized pre-tax net investment gains (losses) on investments in fixed-income securities were $11.9 million, ($19.0 million) and $3.6 million for the years ended 2000, 1999 and 1998, respectively.

IF STATES DRASTICALLY INCREASE THE ASSESSMENT OUR INSURANCE COMPANIES ARE REQUIRED TO PAY, OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION WILL SUFFER.

     Our insurance company subsidiaries are subject to assessments in most states where we are licensed for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies. Maximum contributions required by law in any one year vary by state and have historically been between 1% and 2% of annual premiums written. We cannot predict with certainty the amount of future assessments. Significant assessments could have a material adverse effect on our financial condition or results of operations.

IF WE ARE UNABLE TO OBTAIN DIVIDENDS IN NEEDED AMOUNTS FROM OUR INSURANCE COMPANY SUBSIDIARIES AS A RESULT OF REGULATORY RESTRICTIONS, WE MAY NOT BE ABLE TO MEET OUR DEBT, DIVIDEND, AND EXPENSE OBLIGATIONS.

     Our principal assets are the shares of capital stock of our insurance company subsidiaries. We may rely on dividends from our insurance company subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations, dividends to shareholders and corporate expenses. The payment of dividends by our insurance company subsidiaries is subject to regulatory restrictions and will depend on the surplus and future earnings of these subsidiaries, as well as the regulatory restrictions. As a result, should our other sources of funds prove to be inadequate, we may not be able to receive dividends from our insurance company subsidiaries at times and in amounts necessary to meet our obligations.

                                USE OF PROCEEDS

     Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, including, but not limited to, the following purposes:

     - contribute capital to insurance company subsidiaries;

     - make acquisitions;

     - make capital expenditures;

     - provide working capital;

     - purchase equity or fixed income investments;

     - repay or refinance debt or other corporate obligations; or

     - repurchase and redeem securities.

     Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

     We will not receive any of the proceeds from sales of common stock by the selling shareholders. We have agreed to pay all expenses of effecting the registration of the offered shares, including reasonable fees and disbursements of one counsel for the selling shareholders. We will not pay underwriting discounts and commissions, fees and disbursements of any additional counsel for the selling shareholders, or transfer taxes attributable to the sale of the offered shares, which will be paid by the selling shareholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of our earnings to our fixed charges for the periods indicated are as follows:

                                          FOR THE NINE MONTHS    FOR THE YEARS ENDED DECEMBER 31,
                                          ENDED SEPTEMBER 30,   ----------------------------------
                                                 2001           2000   1999   1998    1997    1996
                                          -------------------   ----   ----   -----   -----   ----
Ratio of earnings to fixed charges......         3.69           5.13   3.58   15.42   11.10   9.31

     For these ratios, earnings consist of income before interest expense, including amortization of capitalized expenses related to indebtedness estimated interest factor (33.3%) of rental expense, accounting changes and income taxes. Fixed charges consist of interest expense, including amounts capitalized, amortization of capitalized expenses related to indebtedness, and estimated interest factor (33.3%) of rent expense.

                        DESCRIPTION OF OUR COMMON STOCK

     Set forth below is a summary of all of the material provisions of our organizational documents. You should read the organizational documents, which are filed as exhibits to this registration statement, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a shareholder.

     Pursuant to our Certificate of Incorporation, we have the authority to issue an aggregate of 250,000,000 shares of common stock, par value $1.00 per share. As of November 30, 2001, 61,000,895 shares of common stock were outstanding, and 6,289,050 shares of our common stock were reserved for issuance under our various stock option plans.

     Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our shareholders. Our shareholders do not have the right to cumulate their votes in the election of directors.

     Dividends, distributions and stock splits. Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our Board of Directors out of assets legally available therefor.

     Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities, our remaining assets will be distributed ratably among the holders of common stock.

     Fully Paid. All shares of common stock outstanding are fully paid and nonassessable, and all the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

     Other Rights. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     We are a Delaware corporation. The Delaware General Corporation Law contains certain provisions that could discourage potential takeover attempts and make it more difficult for our shareholders to change management or receive a premium for their shares.

     Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner that includes approval by at least 66.7% of the outstanding stock not owned by the interested shareholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the shareholder. For purposes of
Section 203, an "interested shareholder" is defined to include any person that is:

     - the owner of 15% or more of the outstanding voting stock of the corporation;

     - an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

     - an affiliate or associate of the persons described in the foregoing bullet points.

     Shareholders may, by adopting an amendment to the corporation's Certificate of Incorporation or Bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither our Certificate of Incorporation nor our Bylaws exempt us from the restrictions imposed under
Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors because shareholder approval of the transaction, as discussed above, would be unnecessary.

     Charter and Bylaw Provisions. Our Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our shareholders may be effected either at a duly called annual or special meeting of the shareholders or by written consent of the shareholders. Special meetings of shareholders may be called by the President, the Board of Directors or by a majority of the shareholders entitled to vote at the special meeting.

     Our Certificate of Incorporation does not provide for the division of our Board of Directors into classes. Each year at the annual meeting of shareholders, all directors are elected to hold office until the next succeeding annual meeting of shareholders. The number of directors is fixed by resolution of the Board, but is required under the Bylaws to be at least seven and not more than fifteen. The size of the board is currently fixed at thirteen members.

     Directors may be removed with the approval of the holders of a majority of the shares entitled to vote at a meeting of shareholders. Directors may be removed by shareholders with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, a sole remaining director, or the holders of a majority of the shares entitled to vote at a meeting of shareholders.

LIMITATION OF LIABILITY; INDEMNIFICATION

     Our Certificate of Incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

     - for any breach of the director's duty of loyalty to us or our shareholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

     - for any transaction from which the director derives an improper personal benefit.

     These provisions do not limit or eliminate our rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

     Our Bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We have entered into separate indemnification agreements with our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in our Certificate of Incorporation, Bylaws or the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the officers and directors as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is First Union National Bank.

                   DESCRIPTION OF SENIOR DEBT SECURITIES AND
                          SUBORDINATED DEBT SECURITIES

GENERAL

     The debt securities will be our general unsecured obligation and will be issued as either senior notes and debentures, which are referred to throughout as the senior debt securities, or subordinated notes and debentures, which are referred to throughout as the subordinated debt securities, or both. We would issue our debt securities under one or more separate indentures, in each case between us, our subsidiary guarantors and the trustee, and in substantially the form that has been filed as an exhibit to the registration statement of which this prospectus is a part, but subject to any future amendments or supplements. We will issue senior debt securities under a senior indenture and subordinated debt securities under a subordinated indenture. We refer to the senior indenture and the subordinated indenture below singularly as the indenture or together as the indentures. We refer to the senior trustee and the subordinated trustee below individually as a trustee and together as the trustees.

     Set forth below is a summary of all of the material terms of the indentures. The particular terms of the debt securities we might offer and the extent to which these general provisions apply will be described in a prospectus supplement relating to the offered debt securities. We have included the forms of the indentures under which the offered debt securities will be issued as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.

     Our payment obligations under any debt securities may, if specified in any prospectus supplement, be fully and unconditionally guaranteed by one or more of our subsidiaries as subsidiary guarantors. If any series of debt securities is guaranteed by one of our subsidiaries, the applicable prospectus supplement will identify each subsidiary guarantor and describe such subsidiary guarantee, including the circumstances in which it may be released. Unless specified otherwise in any prospectus supplement, any guarantee of debt securities by one or more of our subsidiaries will be on a full and unconditional basis.

     Unless we provide otherwise in any prospectus supplement, the indentures do not limit the aggregate principal amount of debt securities that we can issue. We may issue debt securities in one or more series and in differing aggregate principal amounts. We may issue debt securities in any currency or currency unit that we may designate. We may issue debt securities in registered or global form. The rights of holders of debt securities will be limited to our assets and the assets of any subsidiary guarantors.

     Except in the case of any debt securities that are guaranteed by a subsidiary guarantor, the debt securities will not be obligations of any of our subsidiaries. Except as may be described in any prospectus supplement, the indentures do not limit the ability of our subsidiaries to incur debt in the future. Our right to participate in the assets of any subsidiary (and thus the ability of holders of the debt securities to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subject to any security interest of other creditors of such subsidiary. Unless the debt securities are guaranteed by our subsidiaries, the debt securities will be structurally subordinated to creditors, including trade creditors, of our subsidiaries with respect to the assets of the subsidiaries against which such creditors have a more direct claim.

     The senior debt securities will rank equally with all of our other senior debt, if any. As of September 30, 2001, our debt to equity ratio was 19.8:100. If we offer subordinated debt, the subordinated debt securities will have a junior position to all of our senior debt, if any. We currently have outstanding $172,500,000 in 2.00% Convertible Notes Due 2021, which are unsecured obligations that will rank equally with our existing and future unsecured senior indebtedness. As of December 31, 2001, we have no outstanding indebtedness under our $200,000,000 bank loan facility. Any amounts borrowed under that facility would be senior to the subordinated debt securities. We will disclose any material changes to such amounts in a prospectus supplement prepared in accordance with this prospectus. Other than as may be described in a prospectus supplement, neither indenture will contain any covenant or provision that affords debt holders protection in the event that we enter into a highly leveraged transaction in which we borrow a substantial amount of the monetary requirements for such transaction. These same holders would not have any right to require us to repurchase the debt securities, in the event that the credit rating of any debt securities declined as a result of our involvement in a takeover, recapitalization, similar restructuring or otherwise.

     A prospectus supplement including the indentures, filed as an exhibit, relating to any series of debt securities that we may offer will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title and type of debt securities being offered, which may include medium term notes;

     - the total principal amount of debt securities being offered;

     - whether the debt securities will be issued in one or more forms of global securities and whether such global securities are to be issuable in temporary global form or permanent global form;

     - whether the debt securities will be guaranteed by any of the subsidiaries of the Company;

     - the dates on which the principal of, and premium, if any, on the offered debt securities is payable;

     - the interest rate or the method of determining the interest rate;

     - the date from which interest will accrue;

     - the interest payment dates;

     - the place where the principal, premium and interest is payable;

     - any optional redemption periods;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - whether the debt securities will be convertible into shares of common stock or exchangeable for other of our securities (which would be required to be registered under the Securities Act of 1933) and if so, the terms of conversion or exchange;

     - the currency or currencies, if other than U.S. dollars, in which principal payments or other payments will be payable;

     - events causing acceleration of maturity;

     - any provisions granting special rights to holders when a specified event occurs;

     - any changes to or additional events of default or covenants;

     - any material United States federal income tax consequences and any special tax implications of ownership and disposition of the debt securities; and

     - any other terms of the debt securities.

     The debt securities will be issued in registered form. There will be no service charge for any registration, transfer or exchange of debt securities. We may, however, require payment of an amount that would be sufficient to cover any tax or other governmental charge we may incur. We may sell debt securities at a discount or premium (which may be substantial) below or above their stated principal amount, either bearing no interest or bearing interest at a rate that may be below the market rate at the time we issue the debt securities.

     We will describe any material United States federal income tax consequences and other special considerations applicable to discounted debt securities in the prospectus supplement. If we sell any of the offered debt securities for any foreign currency or currency unit, or if any of the principal, premium or interest, if any, is payable on any of the offered debt securities, the restrictions, elections, tax consequences, specific terms and other information pertaining to the offered debt securities and such foreign currency or foreign currency unit will be set forth in the prospectus supplement describing such offered debt securities.

DENOMINATIONS

     We will issue the debt securities in registered form of $1,000 each or integral multiples thereof.

SUBORDINATION

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities generally will be subordinated and junior in right of payment to the prior payment in full of all senior indebtedness. The subordinated indenture defines senior indebtedness to include all notes or other unsecured evidences of indebtedness, including our guarantees for money borrowed by us, not expressed to be subordinate or junior in right of payment to any other of our indebtedness and all extensions of such indebtedness. The subordinated indenture provides that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

     - of any insolvency, bankruptcy or similar proceeding involving us or our property;

     - we fail to pay the principal, interest, any premium or any other amounts on any senior indebtedness when due;

     - of a default (other than a payment default with respect to the senior indebtedness) that imposes a payment blockage on the subordinated debt securities for a maximum of 179 days at any one time, unless the event of default has been cured or waived or shall no longer exist; or

     - the principal and any accrued interest on any series of subordinated debt securities has been declared due and payable upon an event of default described in the subordinated debt indenture and such declaration has not been rescinded.

     In the event of any voluntary or involuntary bankruptcy, insolvency, reorganization or other similar proceeding relating to us, all of our obligations to holders of senior indebtedness will be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest, if any, on the subordinated debt securities of any series. In the event of any such bankruptcy, insolvency, reorganization or other similar proceeding, holders of the subordinated debt securities of any series, together with holders of indebtedness ranking equally with the subordinated debt securities, shall be entitled, ratably, to be paid amounts that are due to them, but only from assets remaining after we pay in full the amounts that we owe on our senior indebtedness. We will make these payments before we make any payment or other distribution on account of any indebtedness that ranks junior to the subordinated debt securities. However, if we have paid in full all of the sums that we owe with respect to our senior indebtedness and creditors in respect of our obligations associated with such derivative products have not received payment in full of amounts due to them, then the available remaining assets shall be applied to payment in full of those obligations before any payment is made on the subordinated debt securities. If we are in default on any of our senior indebtedness or if any such default would occur as a result of certain payments, then we may not make any payments on the subordinated debt securities or effect any exchange or retirement of any of the subordinated debt securities unless and until such default has been cured or waived or otherwise ceases to exist.

     No provision contained in the subordinated indenture or the subordinated debt securities affects our absolute and unconditional obligation to pay when due, principal of, premium, if any, and interest on the subordinated debt securities and neither the subordinated indenture nor the subordinated debt securities prevent the occurrence of any default or event of default under the subordinated indenture or limit the rights of the subordinated trustee or any holder of subordinated debt securities, subject to the three preceding paragraphs, to pursue any other rights or remedies with respect to the subordinated debt securities. As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or any of our subsidiaries or a marshaling of our assets or liabilities and our subsidiaries, holders of subordinated debt securities may receive ratably less than other creditors.

     If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

EVENTS OF DEFAULT; REMEDIES

     The following are defined as events of default under each indenture:

     - our failure to pay principal or any premium on any debt security when due;

     - our failure to pay any interest on any debt security when due, continued for 30 days;

     - our failure to deposit any mandatory sinking fund payment when due, continued for 30 days;

     - our failure to perform any other covenant or warranty in the Indenture that continues for 90 days after written notice;

     - our certain events of bankruptcy, insolvency or reorganization; and

     - any other event of default as may be specified with respect to debt securities of such series.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if the trustee considers withholding of notice to be in the best interest of the holders. If an event of default occurs, either the trustee or the holders of at least 25% of the principal amount of the outstanding debt securities may declare the principal amount of the debt securities of the applicable series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the outstanding debt securities of such series can void the declaration. These conditions include the requirement that we have paid or deposited with the trustee a sum sufficient to pay all overdue principal and interest payments on the series of debt securities subject to the default. If an event of default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of the outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of either trustee or any holder.

     Depending on the terms of our indebtedness, an event of default under an indenture may cause a cross default on our other indebtedness. Other than its duties in the case of default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holder or group of holders unless the holders offer the trustee reasonable indemnity. If the holders provide reasonable indemnification, the holders of a majority of the principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee for any series of debt securities. The holders of a majority of the principal amount outstanding of any series of debt securities may, on behalf of all holders of such series, waive any past default under the indenture, except in the case of a payment of principal or interest default. We are required to provide to each trustee an annual statement reflecting the performance of our obligations under the indenture and any statement of default, if applicable.

COVENANTS

     Under the indentures, we will:

     - pay the principal, interest and any premium on the debt securities when due;

     - maintain a place of payment;

     - deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

     - deposit sufficient funds with any payment agent on or before the due date for any principal, interest or any premium.

MODIFICATION OR AMENDMENT OF INDENTURES

     Under each indenture, all rights and obligations and the rights of the holders may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. No modification or amendment may, however, be made without the consent of the holders of any debt securities if the following provisions are affected:

     - change in the stated maturity date of the principal payment or installment of any principal payment;

     - reduction in the principal amount or premium on, or interest on any of the debt securities;

     - reduction in the percentage required for modifications or amendment to be effective against any holder of any debt securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each indenture generally permits a consolidation or merger between us and another corporation. Each indenture also permits us to sell all or substantially all of our property and assets. If this happens, the surviving or acquiring company will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and the performance of the covenants in the indentures. We will only consolidate or merge with or into any other company or sell all, or substantially all, of our assets according to the terms and conditions of the indentures. The surviving or acquiring company will be substituted for us in the Indentures with the same effect as if it had been an original party to the indenture. Thereafter, the successor company may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding our board of directors or any of our officers are required or permitted to do may be done by the board of directors or officers of the successor company. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under any Indenture and under the debt securities.

DISCHARGE AND DEFEASANCE

     We will be discharged from our obligations under the debt securities of any series at any time if we irrevocably deposit with the trustee enough cash or U.S. government securities to pay the principal, interest, any premium and any other sums due through the stated maturity date or redemption date of the debt securities of the series. In this event, we will be deemed to have paid and discharged the entire indebtedness on all outstanding debt securities of the series. Accordingly, our obligations under the applicable indenture and the debt securities of such series to pay any principal, premium, or interest, if any, shall cease, terminate and be completely discharged. The holders of any debt securities shall then only be entitled to payment out of the money or U.S. government securities deposited with the trustee and such holders of debt securities of such series will not be entitled to the benefits of the indenture except as relate to the registration, transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities.

PAYMENT AND PAYING AGENTS

     We will pay the principal, interest and premium on fully registered securities at designated places. We will pay by check mailed to the person in whose name the debt securities are registered on the day specified in the indentures or any prospectus supplement. We will make debt securities payments in other forms at a place we designate and specify in a prospectus supplement.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Fully registered debt securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency we maintain for such purposes without the payment of any service charge except for any tax or governmental charge. The registered securities must be duly endorsed or accompanied by a written instrument of transfer, if required by us or the security registrar. We will describe any procedures for the exchange of debt securities for other debt securities of the same series in the prospectus supplement for that offering.

GLOBAL SECURITIES

     We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we identify in a prospectus supplement. We may issue global securities in registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or part for the individual debt securities it represents, the depositary or its nominee may not transfer a global security except as a whole. The depositary for a global security and its nominee may only transfer the global security between themselves or their successors. We will make principal, premium and interest payments on global securities to the depositary or the nominee it designates as the registered owner for such global securities. The depositary or its nominee will be responsible for making payments to you and other holders of interests in the global securities. We and the paying agents will treat the persons in whose names the global securities are registered as the owners of such global securities for all purposes. Neither we nor the paying agents have any direct responsibility or liability for the payment of principal, premium or interest to owners of beneficial interests in the global securities, and such liability is that of the depositary or its variance. As a result the beneficial interest holder may have to rely on the depositary to recover in the event of default.

                            DESCRIPTION OF WARRANTS

     We may issue warrants, including warrants to purchase common stock, debt securities or other securities registered pursuant to this registration statement and described in this prospectus. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. We will issue each series of warrants under a separate warrant agreement that will be entered into between us and a bank or trust company, as warrant agent, and will be described in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes certain general terms and provisions of the warrants we may offer. We will set forth further terms of the warrants and the applicable warrant agreement in the applicable prospectus supplement.

DEBT WARRANTS

     The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

     - the title of such debt warrants;

     - the offering price for such debt warrants;

     - the aggregate number of such debt warrants;

     - the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

     - if applicable, the designation and terms of the securities with which such debt warrants are issued and the number of such debt warrants issued with each security;

     - if applicable, the date from and after which such debt warrants and any securities issued therewith will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

     - the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

     - if applicable, the minimum or maximum amount of such debt warrants which may be exercised at any one time;

     - whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered form;

     - information with respect to book-entry procedures, if any;

     - the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of certain United States federal income tax considerations;

     - the antidilution provisions of such debt warrants, if any;

     - the redemption or call provisions, if any, applicable to such debt warrant; and

     - any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

COMMON STOCK WARRANTS

     The applicable prospectus supplement will describe the terms of any warrants exchangeable for common stock, including:

     - the title of such warrants;

     - the offering price of such warrants;

     - the aggregate number of such warrants;

     - the designation and terms of the common stock issued by us purchasable upon exercise of such warrants;

     - if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

     - if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable;

     - the number of shares of common stock issued by us purchasable upon exercise of the warrants and the price at which such shares may be purchased upon exercise;

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     - if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

     - the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of certain United States federal income tax considerations; and

     - the antidilution provisions of the warrants, if any.

                              SELLING SHAREHOLDERS

     This prospectus has also been prepared for use by persons who may be entitled to offer common stock under circumstances requiring the use of a prospectus; provided, whoever, that no selling shareholder will be able to use this prospectus for an offer of common stock without first obtaining our consent. We may consent to the use of this prospectus by selling shareholders for a limited period of time and subject to limitations and conditions, which may be waived by agreement between us and the selling shareholders. Information identifying any selling shareholder and disclosing information concerning the selling shareholder and the amount of common stock to be sold as may then be required by the Securities Act of 1933, as amended, and the rules of the SEC will be set forth in a supplement to this prospectus.

                              PLAN OF DISTRIBUTION

     We and the selling shareholders, if any, may distribute the securities described in this prospectus or any prospectus supplement from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered under that prospectus supplement.

     We and the selling shareholders, if any, may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each prospectus supplement will describe the terms of the securities to which the prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we and the selling shareholders, if any, will receive from such sale. We will receive no proceeds from the sales of securities by selling shareholders.

     In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which the subject securities will be listed.

     Any underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

     Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for either of us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby.

     If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of securities that may stabilize, maintain, or otherwise affect the price of those securities, such intention and a description of such transactions will be described in the prospectus supplement.

     Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Certain of any such agents and underwriters, including their associates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

     Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the common stock, which is listed on the NYSE, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

                             CERTAIN LEGAL MATTERS

     Unless otherwise indicated in the applicable prospectus supplements, the validity of the securities offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, our legal counsel.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of HCC Insurance Holdings, Inc. for the year ended December 31, 2000 and to the Current Report on Form 8-K dated June 14, 2001 of HCC Insurance Holdings, Inc. have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                        ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate may occur in the future, including, such things as future capital expenditures, business strategy, competitive strengths, goals, growth of our business and operations, plans, and references to future success may be considered forward-looking statements. Also, when we use words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "probably" or similar expressions, we are making forward-looking statements.

     Many risks and uncertainties may impact the matters addressed in these forward-looking statements. Many possible events or factors could affect our future financial results and performance. These could cause our results or performance to differ materially from those we express in our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, particularly in light of the terrorist attacks on September 11, 2001 and the global war on terrorism, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved. You should consider these risks and those we set out in the Risk Factors section of this prospectus before you purchase our securities.

     Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers (including us) that file documents with the SEC electronically. Our SEC filings may be obtained from that web site. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. You may also read and copy any document we file with the SEC at the following SEC public reference facilities:

     Public Reference Room         New York Regional Office         Chicago Regional Office
    450 Fifth Street, N.W.               233 Broadway                   Citicorp Center
           Room 1024               New York, New York 10279         500 West Madison Street
    Washington, D.C. 20549                                                Suite 1400
                                                                 Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering:

     - Our Annual Report on Form 10-K for the year ended December 31, 2000;

     - Our Current Report on Form 8-K dated February 23, 2001;

     - Our Current Report on Form 8-K dated March 2, 2001;

     - Our Current Report on Form 8-K dated May 11, 2001 (to the extent these items were "filed" with the SEC and not "furnished" to the SEC pursuant to Regulation FD);

     - Our Current Report on Form 8-K dated June 14, 2001;

     - Our Current Report on Form 8-K dated July 27, 2001;

     - Our Current Report on Form 8-K dated August 10, 2001 (to the extent these items were "filed" with the SEC and not "furnished" to the SEC pursuant to Regulation FD);

     - Our Current Report on Form 8-K dated August 24, 2001;

     - Our Current Report on Form 8-K dated September 14, 2001;

     - Our Current Report on Form 8-K dated October 10, 2001;

     - Our Current Report on Form 8-K dated November 8, 2001 (to the extent these items were "filed" with the SEC and not "furnished" to the SEC pursuant to Regulation FD);

     - Our Current Report on Form 8-K dated November 13, 2001 (to the extent these items were "filed" with the SEC and not "furnished" to the SEC pursuant to Regulation FD);

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;
       and

     - Our Quarterly Report on Form 10-Q for the quarter ended September 30,
       2001.

     Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Investor Relations
     HCC Insurance Holdings, Inc.
     13403 Northwest Freeway
     Houston, TX 77040
     713-690-7300

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   [ LOGO ]

                          HCC INSURANCE HOLDINGS, INC.

                                  COMMON STOCK

                             SENIOR DEBT SECURITIES

                          SUBORDINATED DEBT SECURITIES

                                    WARRANTS

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                               [          ], 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee........................................   $ 77,078
Printing....................................................   $100,000*
Accounting Fees and Expenses................................   $ 50,000*
Legal Fees and Expenses.....................................   $ 75,000*
Transfer Agent Fees.........................................   $  5,000*
Transfer Fees and Expenses..................................   $ 30,000*
Rating Agency Fees and Expenses.............................   $100,000*
Blue Sky Fees and Expenses..................................   $ 10,000*
Miscellaneous...............................................   $ 17,922*
                                                               --------
          Total.............................................   $465,000*
                                                               ========

---------------

* Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is incorporated under the laws of the State of Delaware. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the General Corporation Law of the state of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's bests interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who were or are parties, or are threatened to be made a party to any threatened, pending or completed, action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest except that no indemnification is permitted without judicial approval if the officer is adjudge to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     Article 11 of the Company's certificate of incorporation, as amended, requires the Company to indemnify the Company's directors and officers to the extent permitted under Section 145.

     Article VIII of the Company's bylaws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative (other than action by or in the right of the Company), by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether an incumbent or former director or officer is entitled to indemnification because it has met the applicable standards of conduct set forth above is to be made, unless ordered by a court: (i) by a majority vote of a quorum consisting of directors who at the time of the vote are not parties to the proceeding; (ii) if such quorum cannot be obtained, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by a vote of Shareholders of the Company. The bylaws further provide that the expenses (including attorneys' fees) incurred in any such action by a director or officer of the Company may be paid or reimbursed by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized therein.

     The Company's bylaws also provide that the Company may indemnify to the extent of the provisions set forth therein, any person, other than an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was an employee or agent of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, if such person makes written application for such indemnification to the Board of Directors and the Board of Directors so determines that indemnification is appropriate and the extent thereof.

     The Company's bylaws further provide that the indemnification described therein is not exclusive, and shall not exclude any other rights to which those seeking to be indemnified may be entitled under statute, any bylaw, agreement, vote of Shareholders or disinterested directors, or otherwise, both as to action in his official capacity and to his action in another capacity while holding such office.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

     Items denoted by a letter are incorporated by reference to other documents previously filed with the Securities and Exchange Commission as set forth at the end of this table. Items not denoted by a letter but denoted with an * are being filed herewith. Items designated with ** are to be filed by amendment. Items marked with *** have been previously filed with this Registration Statement.

EXHIBIT
NUMBER
-------
  a1.1    --   Form of Underwriting Agreement (Common Stock HCC Insurance
               Holdings, Inc.).
  a1.2    --   Form of Underwriting Agreement (Senior Debt Securities and
               Junior Subordinated Debt Securities of HCC Insurance
               Holdings, Inc.).
 **1.4    --   Form of Underwriting Agreement (Warrants of HCC Insurance
               Holdings, Inc.).
  b3.1    --   Bylaws of HCC Insurance Holdings, Inc., as amended
  c3.2    --   Restated Certificate of Incorporation and Amendment thereto of HCC Insurance Holdings, Inc

EXHIBIT
NUMBER
-------
  d4.1    --   Form of Indenture for Senior Debt Securities issued by HCC
               Insurance Holdings, Inc.
  d4.2    --   Form of Subordinated Indenture for Junior Subordinated Debt
               Securities issued by HCC Insurance Holdings, Inc.
 **4.4    --   Forms of Senior Debt Security issued by HCC Insurance
               Holdings, Inc.
 **4.5    --   Form of Junior Subordinated Debt Security issued by HCC
               Insurance Holdings, Inc.
  b4.12   --   Specimen of Common Stock certificate, $1.00 par value, of
               HCC Insurance Holdings, Inc.
  *5.1    --   Opinion of Haynes and Boone, L.L.P., counsel for HCC
               Insurance Holdings, Inc.
 *12.1    --   Computation of Statement of Ratios of Earnings to Fixed
               Charges.
 *23.1    --   Consent of PricewaterhouseCoopers LLP.
 *23.2    --   Consent of Haynes and Boone, L.L.P. (included in Exhibit
               5.1).
 *24.1    --   Powers of Attorney.
 d25.1    --   Statement of Eligibility on Form T-1 under the Trust
               Indenture Act of 1939 of First Union National Bank, as
               Trustee under the Indenture (Senior Debt Securities issued by HCC Insurance Holdings, Inc.).
 d25.2    --   Statement of Eligibility on Form T-1 under the Trust
               Indenture Act of 1939 of First Union National Bank, as
               Trustee under the Subordinated Indenture (Junior
               Subordinated Debt Securities issued by HCC Insurance
               Holdings, Inc.).

---------------

(a) Incorporated by reference to the Exhibits to HCC Insurance Holdings, Inc.'s Registration Statement (Registration No. 333-58350 filed July 24, 2001).

(b) Incorporated by reference to the Exhibits to HCC Insurance Holdings, Inc.'s Registration Statement (Registration No. 33-48737) filed October 27, 1992.

(c) Incorporated by reference to the Exhibits to HCC Insurance Holdings, Inc.'s Registration Statement on Form S-8 (Registration No. 333-61687) filed on August 17, 1998.

(d) Incorporated by reference to the Exhibits to HCC Insurance Holdings, Inc.'s Registration Statement (Registration No. 333-46432) filed September 22, 2000.

ITEM 17. UNDERTAKINGS

     The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) In the event securities are offered under this prospectus by a non-reporting registrant, to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on the 31st day of December, 2001.

                                          HCC INSURANCE HOLDINGS, INC.

                                          By:      /s/ STEPHEN L. WAY
                                            ------------------------------------
                                                       Stephen L. Way
                                                   Chairman of the Board
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

                /s/ STEPHEN L. WAY                        Chairman of the Board        December 31, 2001
 ------------------------------------------------           of Directors and
                  Stephen L. Way                         Chief Executive Officer
                                                      (Principal Executive Officer)


             /s/ EDWARD H. ELLIS, JR.                    Director and Executive        December 31, 2001
 ------------------------------------------------       Vice President and Chief
               Edward H. Ellis, Jr.                         Financial Officer
                                                       (Chief Accounting Officer)


              /s/ FRANK J. BRAMANTI*                            Director               December 31, 2001
 ------------------------------------------------
                Frank J. Bramanti


               /s/ MARVIN P. BUSH*                              Director               December 31, 2001
 ------------------------------------------------
                  Marvin P. Bush


             /s/ PATRICK B. COLLINS*                            Director               December 31, 2001
 ------------------------------------------------
                Patrick B. Collins


               /s/ JAMES R. CRANE*                              Director               December 31, 2001
 ------------------------------------------------
                  James R. Crane


             /s/ J. ROBERT DICKERSON*                           Director               December 31, 2001
 ------------------------------------------------
               J. Robert Dickerson


               /s/ JAMES C. FLAGG*                              Director               December 31, 2001
 ------------------------------------------------
              James C. Flagg, Ph.D.


             /s/ EDWIN H. FRANK, III*                           Director               December 31, 2001
 ------------------------------------------------
               Edwin H. Frank, III

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----


             /s/ ALLAN W. FULKERSON*                            Director               December 31, 2001
 ------------------------------------------------
                Allan W. Fulkerson


               /s/ WALTER J. LACK*                              Director               December 31, 2001
 ------------------------------------------------
                  Walter J. Lack


             /s/ STEPHEN J. LOCKWOOD*                  Director and Vice Chairman      December 31, 2001
 ------------------------------------------------
               Stephen J. Lockwood


            /s/ JOHN N. MOLBECK, JR.                     Director, President and       December 31, 2001
 ------------------------------------------------        Chief Operating Officer
               John N. Molbeck, Jr.


 *By:           /s/ CHRISTOPHER L. MARTIN                                              December 31, 2001
        -----------------------------------------
                  Christopher L. Martin,
                     Attorney-in-fact

                                 EXHIBIT INDEX

     Items denoted by a letter are incorporated by reference to other documents previously filed with the Securities and Exchange Commission as set forth at the end of this table. Items not denoted by a letter but denoted with an * are being filed herewith. Items designated with ** are to be filed by amendment. Items marked with *** have been previously filed with this Registration Statement.

EXHIBIT
NUMBER
-------
  a1.1    --   Form of Underwriting Agreement (Common Stock HCC Insurance
               Holdings, Inc.).
  a1.2    --   Form of Underwriting Agreement (Senior Debt Securities and
               Junior Subordinated Debt Securities of HCC Insurance
               Holdings, Inc.).
 **1.4    --   Form of Underwriting Agreement (Warrants of HCC Insurance
               Holdings, Inc.).
  b3.1    --   Bylaws of HCC Insurance Holdings, Inc., as amended
  c3.2    --   Restated Certificate of Incorporation and Amendment thereto of HCC Insurance Holdings, Inc
  d4.1    --   Form of Indenture for Senior Debt Securities issued by HCC
               Insurance Holdings, Inc.
  d4.2    --   Form of Subordinated Indenture for Junior Subordinated Debt
               Securities issued by HCC Insurance Holdings, Inc.
 **4.4    --   Forms of Senior Debt Security issued by HCC Insurance
               Holdings, Inc.
 **4.5    --   Form of Junior Subordinated Debt Security issued by HCC
               Insurance Holdings, Inc.
  b4.12   --   Specimen of Common Stock certificate, $1.00 par value, of
               HCC Insurance Holdings, Inc.
  *5.1    --   Opinion of Haynes and Boone, L.L.P., counsel for HCC
               Insurance Holdings, Inc.
 *12.1    --   Computation of Statement of Ratios of Earnings to Fixed
               Charges.
 *23.1    --   Consent of PricewaterhouseCoopers LLP.
 *23.2    --   Consent of Haynes and Boone, L.L.P. (included in Exhibit
               5.1).
 *24.1    --   Powers of Attorney.
 d25.1    --   Statement of Eligibility on Form T-1 under the Trust
               Indenture Act of 1939 of First Union National Bank, as
               Trustee under the Indenture (Senior Debt Securities issued by HCC Insurance Holdings, Inc.).
 d25.2    --   Statement of Eligibility on Form T-1 under the Trust
               Indenture Act of 1939 of First Union National Bank, as
               Trustee under the Subordinated Indenture (Junior
               Subordinated Debt Securities issued by HCC Insurance
               Holdings, Inc.).

---------------

(a) Incorporated by reference to the Exhibits to HCC Insurance Holdings, Inc.'s Registration Statement (Registration No. 333-58350 filed July 24, 2001).

(b) Incorporated by reference to the Exhibits to HCC Insurance Holdings, Inc.'s Registration Statement (Registration No. 33-48737) filed October 27, 1992.

(c) Incorporated by reference to the Exhibits to HCC Insurance Holdings, Inc.'s Registration Statement on Form S-8 (Registration No. 333-61687) filed on August 17, 1998.

(d) Incorporated by reference to the Exhibits to HCC Insurance Holdings, Inc.'s Registration Statement (Registration No. 333-46432) filed September 22, 2000.